[_]                         ADMINISTRATION AGREEMENT


          Agreement dated as of     , 1998, by and between State Street Bank and
Trust Company, a Massachusetts trust company (the "Administrator"), and Sun Capital Advisers Trust (the "Trust").

          WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.   APPOINTMENT OF ADMINISTRATOR

          The Trust hereby appoints the Administrator to act as administrator with respect to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

          The Trust will initially consist of the portfolio(s) and/or class(es) of shares (each an "Investment Fund") listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Investment Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Investment Fund shall become subject to the provisions of this Agreement to the same extent as the existing Investment Funds, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Trust and its Investment Funds) may be modified with respect to each additional Investment Fund in writing by the Trust and the Administrator at the time of the addition of the Investment Fund.

2.   DELIVERY OF DOCUMENTS

          The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

               a.   The Trust's Declaration of Trust;

               b. The Trust's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act and the Trust's Prospectus(es) and Statement(s) of Additional Information relating to all Investment Funds and all amendments and supplements thereto as in effect from time to time;

               c. Certified copies of the resolutions of the Board of Trustees of the Trust (the "Board") authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

               d. A copy of any investment advisory agreements between the Trust and its investment adviser; and

               e. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.   REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

          The Administrator represents and warrants to the Trust that:

               a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

               b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

               c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

               d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

               e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.   REPRESENTATIONS AND WARRANTIES OF THE TRUST

          The Trust represents and warrants to the Administrator that:

               a. It is a business trust, duly organized, existing and in good standing under the laws of the State of Delaware;

               b. It has the corporate power and authority under applicable laws and by its Declaration of Trust and by-laws to enter into and perform this Agreement;

               c. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

               d. It is an investment company properly registered under the 1940 Act;

               e. A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement;

               f. No legal or administrative proceedings have been instituted or threatened which would impair the Trust's ability to perform its duties and obligations under this Agreement;

               g. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

               h. As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.

5.   ADMINISTRATION SERVICES

          The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Trust and the review and comment by the Trust's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the
Administrator:

               a. Oversee the determination and publication of the Trust's net asset value in accordance with the Trust's policy as adopted from time to time by the Board;

               b. Oversee the maintenance by the Trust's custodian of certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act;

               c. Prepare the Trust's federal, state and local income tax returns for review by the Trust's independent accountants and filing by the Trust's treasurer;

               d. Review the calculation and accrual, submit for approval by officers of the Trust, and arrange for payment of the Trust's expenses;

               e. Prepare for review and approval by officers of the Trust financial information for the Trust's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to insurance company separate accounts and other qualified plans owning shares of the Trust (the "Separate Accounts") and, at the direction of the Trust, to underlying variable annuity contract owners or participants ("Contract Owners") of the Separate Accounts, and arrange for the printing and dissemination of such reports and communications to Separate Accounts and, at the direction of the Trust, to Contract Owners;

               f. Prepare for review by an officer of and legal counsel for the Trust the Trust's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

               g. Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon including reports concerning the number of shares outstanding, brokerage allocation and the information required to be presented to the Trust's Board under Rule 17e-1 of the 1940 Act and not otherwise prepared by the Trust's investment adviser, custodian, legal counsel or independent accountants;

               h. Make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request;

               i. Make such reports and recommendations to the Board concerning the performance and fees of the Trust's custodian and transfer and dividend disbursing agent ("Transfer Agent") as the Board may reasonably request or deems appropriate;

               j. Oversee and review calculations of fees paid to the Trust's investment adviser, custodian and Transfer Agent;

               k. Consult with the Trust's officers, independent accountants, legal counsel, custodian and Transfer Agent in establishing the accounting policies of the Trust;

               l. Respond to, or refer to the Trust's officers or Transfer Agent, inquiries of the Separate Accounts or Contract Owners relating to the Trust;

               m. Provide periodic testing of portfolios to assist the Trust's investment adviser in complying with Internal Revenue Code mandatory qualification requirements under Section 817(h) of Subchapter L and Subchapter M, the requirements of the 1940 Act and regulations thereunder and Trust prospectus limitations as may be mutually agreed upon in writing;

               n. Review and provide assistance on communications with Separate Accounts and Contract Owners;

               o.   Maintain copies of the Trust's charter and by-laws;

               p. File annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of "President's letters" to shareholders and "Management's Discussion of Trust Performance" (which shall also be subject to review by the Trust's legal counsel);

               q. Cooperate and assist the Trust with respect to routine regulatory examinations and provide copies of reports maintained by the Administrator in response to such examinations.


--------------------------------------------------------------------------------

                      STATE STREET BANK AND TRUST COMPANY

--------------------------------------------------------------------------------

                  FUND ADMINISTRATION COMPLEX FEE SCHEDULE
                                      FOR
                           SUN CAPITAL ADVISERS TRUST

================================================================================
I.   FEES FOR FUND ADMINISTRATION SERVICES:

     The following fee schedule is for the Sun Capital Advisers Trust.

                                                     Annual Fee
            Average Assets               Expressed in Basis Points: 1/100 of 1%
            --------------               --------------------------------------

            First $75 Million/Fund                     8.00
            Second $75 Million/Fund                    6.00
            Third $75 Million/Fund                     4.00
            Thereafter                                 2.00
            Minimum/Fund                            $57,500

     The minimum fee per fund will be applied at the rate of 1/12th in month one ($399/fund), 2/12ths in month two increasing incrementally per month until the full minimum is in effect in mouth twelve.


     Fund Fees:
     ----------
     Fees will be calculated by multiplying each Avenge Asset Break Point in the above schedule by the number of Funds in each series to determine the break points used in the schedule. Total net assets of all Funds in each series will be used to calculate the fee by multiplying the net assets of the Funds by the basis point fees in the above schedule. The minimum will be calculated by multiplying the minimum fee by the number of Funds in each series to arrive at the total minimum fee. The greater of the basis points or the minimum will be accrued to each Fund based on the prorata total net asset value of each Fund in the series.

     Administration services include Treasurer's office support, Financial Reporting, Compliance and Tax Reporting.

II.  Multiple Classes of Shares

     An additional $10,000 annual fee will be applied for each class of shares, excluding the initial class of shares, if more than one class of shares is operational in a Fund.

III. OUT OF POCKET EXPENSES - Include, But May Not Be Limited To:

     . Audit fees and other professional fees
     . Printing for shareholder reports and SEC filings
     . Postage
     . Supplies related to Fund records
     . Travel and lodging for Board and Operations meetings
     . Preparation of financial statements other than Annual and Semi-Annual
       Reporting, $3,000 per financial report.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.   FEES; EXPENSES; EXPENSE REIMBURSEMENT

          The Administrator shall receive from the Trust such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the Fee Schedule to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. In the event this Agreement commences or terminates other than on the first or last day respectively of any month, the fee for services performed for part of the month shall be prorated according to the proportion which such part bears to the full monthly period. In addition, the Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.

          The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust's behalf, in each instance at the Trust's request or with the Trust's consent.

          The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses of the Trust to be borne by the Trust, include, but are not limited to: organizational expenses; cost of services of its independent accountants and its outside legal and tax counsel (including such counsel's review of the Trust's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and any reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the out-of-pocket costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; out-of-pocket costs incidental to the preparation, printing and distribution of the Trust's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; out-of-pocket cost of preparation and filing of the Trust's tax returns, Form N-1A or N-2 and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the Trust's fidelity bond and directors' and officers' liability insurance premiums; and cost of independent pricing services used in computing the Trust's net asset value.

     The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.   INSTRUCTIONS AND ADVICE

          At any time, the Administrator may apply to any officer of the Trust for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.   LIMITATION OF LIABILITY AND INDEMNIFICATION

          The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator's liability under this Agreement shall be limited to two times its total annual compensation earned and fees paid under this Agreement and the Custodian Agreement between the Trust and State Street Bank and Trust Company during the preceding twelve months for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust's compliance with any federal or state tax or securities statute, regulation or ruling.

          The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement to the extent arising out of or caused, directly or indirectly, by circumstances reasonably beyond its control, including without limitation, work stoppage, power or other mechanical failure, natural disaster, governmental action or communication disruption.

          The Trust shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence or willful misconduct.

          The Administrator shall indemnify and hold harmless the Trust, its investment adviser and their respective officers, directors, trustees and shareholders from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred or suffered by any of them to the extent resulting from any negligence or willful misconduct of the Administrator, its officers or employees; provided, however, that the Administrator shall not be required to provide indemnification for any special, indirect, incidental, or consequential damages of any kind. In the event that the Administrator is required to provide indemnification under this Section 8, its liability shall be subject to the same overall limit set forth above (i.e., two times its total annual compensation earned and fees paid under this Agreement and the Custodian Agreement between the Trust and State Street Bank and Trust Company during the preceding twelve months.)

          The indemnification contained herein shall survive the termination of this Agreement.

9.   CONFIDENTIALITY

          The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Trust or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Trust.

10.  COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

          Except to the extent otherwise provided herein, the Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

          The Administrator agrees to create and maintain such records relating to its obligations hereunder as are required by the 1940 Act. The Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11.  SERVICES NOT EXCLUSIVE

          The services of the Administrator to the Trust are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.  TERM, TERMINATION AND AMENDMENT

          This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of two years from the effective date and shall automatically continue in full force and effect after such initial term unless either party terminates this Agreement in its entirety or as to any Investment Fund by written notice to the other party at least sixty
(60) days prior to the expiration of the initial term. Either party may terminate this Agreement in its entirety or as to any Investment Fund at any time after the initial term upon at least sixty (60) days' prior written notice to the other party. Not withstanding the foregoing, the Trust may terminate this Agreement at any time upon sixty (60) days' written notice to the Administrator in the event of a material breach of the Administrator's obligations hereunder, which breach, if able to be cured, has not been cured by the expiration of such sixty (60) day period, or in the event any of the representations or warranties of the Administrator should no longer be true and accurate. Termination of this Agreement with respect to any given Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Investment Fund. Upon termination of this Agreement, the Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination. This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.  NOTICES

          Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the
Trust: Sun Capital Advisers Trust, One Sun Life Executive Park, SC 3527,
Wellesley Hills, MA 02181, Attn: Susan Walsh, fax:                   ; if to the
                                                  --------------------
Administrator: State Street Bank and Trust Company, 1776 Heritage Drive, AFB-2, North Quincy, Massachusetts 02171, Attn: Fund Administration Legal Department, fax: 617-537-2578.

14.  NON-ASSIGNABILITY

          This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.  SUCCESSORS

          This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

16.  ENTIRE AGREEMENT

          This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.  WAIVER

          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.  SEVERABILITY

          If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.  GOVERNING LAW

          This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.  REPRODUCTION OF DOCUMENTS

          THIS AGREEMENT AND ALL SCHEDULES, EXHIBITS, ATTACHMENTS AND AMENDMENTS HERETO MAY BE REPRODUCED BY ANY PHOTOGRAPHIC, PHOTOSTATIC, MICROFILM, MICRO-CARD, MINIATURE PHOTOGRAPHIC OR OTHER SIMILAR PROCESS. THE PARTIES HERETO ALL/EACH AGREE THAT ANY SUCH REPRODUCTION SHALL BE ADMISSIBLE IN EVIDENCE AS THE ORIGINAL ITSELF IN ANY JUDICIAL OR ADMINISTRATIVE PROCEEDING, WHETHER OR NOT THE ORIGINAL IS IN EXISTENCE AND WHETHER OR NOT SUCH REPRODUCTION WAS MADE BY A PARTY IN THE REGULAR COURSE OF BUSINESS, AND THAT ANY ENLARGEMENT, FACSIMILE OR FURTHER REPRODUCTION OF SUCH REPRODUCTION SHALL LIKEWISE BE ADMISSIBLE IN EVIDENCE.

21.  YEAR 2000

          The Administrator will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including but not limited to, century recognition of dates, calculations that correctly compute same century and multi-century formulas and date values, and interface values that reflect the date issues arising between now and the next one hundred years. If any changes are required, the Administrator will make the changes to its products at no cost to the Trust and in a commercially reasonable time frame and will require third-party suppliers to do likewise.

22.  DECLARATION OF TRUST

          A copy of the Trust's Declaration of Trust is on file with the Secretary of State of The State of Delaware, and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the trust in such capacity and not individually. It is agreed that obligations of the Trust hereunder shall not be binding personally upon any of the Trustees, shareholders, officers, agents or employees of the Trust, but shall bind only the trust property of the Trust as provided in the Declaration of Trust. No Investment Fund of the Trust shall be liable for the obligations of any other Investment Fund of the Trust. No obligations of the Trust that relate to a particular Investment Fund shall be attributable to or affect any other Investment Fund of the Trust but shall only relate to the particular Investment Fund.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

               SUN CAPITAL ADVISERS TRUST

               By:


               Name:


               Title:



               STATE STREET BANK AND TRUST COMPANY

               By:


               Name:  Kathleen C. Cuocolo
                     ----------------------

               Title: Senior Vice President
                     ----------------------

SUN CAPITAL ADVISERS TRUST
ADMINISTRATION AGREEMENT



                               SCHEDULE A
                               LISTING OF INVESTMENT FUNDS AND AUTHORIZED SHARES




                 Investment Fund                     Authorized Shares
                 ---------------                     -----------------
          Sun Capital Real Estate Fund               Indefinite Number
      Sun Capital Investment Grade Bond Fund         Indefinite Number
          Sun Capital Money Market Fund              Indefinite Number